FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

CITIZENS FIRST FINANCIAL CORP.
ANNOUNCES FIRST QUARTER RESULTS
AND DIVIDEND TO BE PAID

Bloomington, Illinois, April 30, 2004 — Citizens First Financial Corp. (the “Company”)(Nasdaq- CFSB), the parent company of Citizens Savings Bank (the “Bank”), announced that the Board of Directors has declared a dividend of $0.10 per share to be paid on May 25, 2004, to stockholders of record on May 11, 2004.

In addition, the Company announced net income for the three months ended March 31, 2004 of $687,000, compared to net income of $742,000 for the three months ended March 31, 2003, a decrease of $55,000 or 7.4%. The Company had basic and diluted earnings per share of $0.46 and $0.43, respectively for the three months ended March 31, 2004 compared to basic and diluted earnings per share of $0.51 and $0.46, respectively, for the three months ended March 31, 2003.

“Our focus on financial performance improvements and in meeting non-financial operational objectives has provided a promising start to the new year,” said C. William Landefeld, President and Chief Executive Officer.

Net interest income increased from $2,586,000 for the three months ended March 31, 2003 to $2,756,000 for the three months ended March 31, 2004, an increase of $170,000 or 6.6%. Interest income decreased to $4,669,000 for the three months ended March 31, 2004 from $4,981,000 for the three months ended March 31, 2003. The decrease was attributable to a 21 basis point decrease in the average yield on interest-earning assets and a $5.5 million decrease in the average balance of interest earning assets. Interest expense decreased to $1,913,000 for the three months ended March 31, 2004 from $2,395,000 for the three months ended March 31, 2003. The decrease was due to a 58 basis point decrease in the average rate paid on interest-bearing liabilities and a $7.2 million decrease in the average balance of interest-bearing liabilities.

The provision (recovery) for loan losses changed to a recovery of $174,000 for the three months ended March 31, 2004 from a provision of $85,000 for the three months ended March 31, 2003, a change of $259,000. The change was primarily due to the recovery of $389,000 from a loan that had been previously charged-off.

Noninterest income decreased from $824,000 for the three months ended March 31, 2003 to $669,000 for the three months ended March 31, 2004, a decrease of $155,000. The decrease was due to a decrease of $299,000 in net gains on loan sales, offset by a $59,000 increase in service charges on deposit accounts, a $54,000 increase in the cash surrender value of life insurance policies and $36,000 in net gains on sale of land in a real estate joint venture.

Noninterest expense increased from $2,113,000 for the three months ended March 31, 2003 to $2,508,000 for the three months ended March 31, 2004, an increase of $395,000, primarily because of an increase of $489,000 in net loss on sale or write-down of foreclosed assets. Additional write-downs were taken on commercial properties included in foreclosed assets based on a revised offer for the sale of one property and lower expectations for the sale of another property.

The Bank currently has five offices in central Illinois.

CITIZENS FIRST FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION
(In thousands except for per share data)

	03/31/04	12/31/03
	(Unaudited)
Balance Sheet Data
Total assets	$347,315	$349,515
Cash and cash equivalents	$31,703	$16,831
Investment securities	$19,774	$20,746
FHLB stock	$15,453	$15,206
Loans held for sale	$195	$376
Loans	$267,897	$282,477
Allowance for loan losses	$3,218	$3,072
Deposits	$251,706	$250,013
Borrowings	$58,900	$63,975
Equity capital	$33,671	$32,992

Book value per common share	$22.29	$22.00

	Three months ended
	03/31/04	03/31/03
	(Unaudited)	(Unaudited)
Summary of Operations
Interest income	$4,669	$4,981
Interest expense	1,913	2,395

Net interest income	2,756	2,586

Provision (recovery) for loan losses	(174)	85
Noninterest income	669	824
Noninterest expense	2,508	2,113

Income before income tax	1,091	1,212
Income tax expense	404	470

Net income	$687	$742

Earnings per share:
Basic	$0.46	$0.51
Diluted	$0.43	$0.46

Ratios Based on Net Income
Return on average stockholders’ equity	8.243%	9.25%
Return on average assets	0.79%	0.83%
Net interest yield on average earning assets	3.38%	3.10%